EXHIBIT 99.1
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                          AMERICAN BINGO & GAMING CORP.

                        ANNOUNCES TEXAS BINGO ACQUISITION
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SEPTEMBER  22,  1998  -  WEST  COLUMBIA, SOUTH CAROLINA. AMERICAN BINGO & GAMING
CORP. (NASDAQ:BNGO): Andre Hilliou, Chairman of the Board and CEO of American Bingo & Gaming Corp., announced the signing of a letter of intent to acquire six additional bingo centers in the Texas market. All six of these bingo centers are currently owned and operated by Gary Mike Ehler. Of these bingo centers, three are located in Lubbock, two are located in Amarillo, and one is located in Odessa. American Bingo & Gaming is expected to assume ownership and operation before the end of October 1998.

Mr. Hilliou stated "We are extremely pleased to announce this further expansion in Texas. The acquisition of these six bingo centers, together with our current 14 centers in Texas, South Carolina and Alabama, will give us 20 overall. All six of these bingo centers are well established with experienced management. The existing management team for these bingo centers will continue to operate the centers following the acquisition. Historically, these bingo centers have generated strong pre-tax earnings. We expect this acquisition will have a very favorable effect on our financial returns."

The Company's corporate headquarters are located in West Columbia, South Carolina. American Bingo & Gaming Corp. is a market leader in the $14 billion non-casino gaming market and $6 billion North American charitable bingo market. The Company generates a majority of its revenues from video gaming operations in South Carolina and also earns revenues from bingo centers in Texas, Alabama and South Carolina. Except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation and taxation, customer attendance and spending, competition, general economic conditions, and other risks detailed in the Company's SEC reports.

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CONTACT:
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ANDRE'  M.  HILLIOU
CHAIRMAN  OF  THE  BOARD
CHIEF  EXECUTIVE  OFFICER  AND  PRESIDENT
(803)  796-7875
www.ambingo.com
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